CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
ASTERISKS DENOTE OMISSIONS
EXHIBIT 10.3
AMENDED AND RESTATED LICENSE AGREEMENT
          THIS AMENDED AND RESTATED LICENSE AGREEMENT (this “Agreement”) dated as of April 20, 2007 (the “Restatement Date”) between Pfizer Inc., a corporation organized under the laws of the state of Delaware, with its principal place of business at 235 East 42nd Street, New York, New York 10017 (“Pfizer”), and (OSI) Eyetech, Inc. (formerly known as Eyetech Pharmaceuticals, Inc.), a corporation organized under the laws of the state of Delaware, with its principal place of business at 140 E. Hanover Avenue, Cedar Knolls, New Jersey 07927 (“Eyetech”).
          WHEREAS, on December 17, 2002, Pfizer and Eyetech entered into a License Agreement (as amended prior to the Restatement Date, the “Original License Agreement”), whereby, inter alia, Eyetech granted to Pfizer an exclusive license or sublicense to certain patents and patent applications, know-how, trade secrets and scientific and technical information relating to Macugen® throughout the world, and a Collaboration Agreement (the “Collaboration Agreement”), in which Eyetech and Pfizer agreed, inter alia, to co-promote Macugen® in the US Territory (as defined below);
          WHEREAS, the Parties no longer desire to co-promote Macugen® in the US Territory; and
          WHEREAS, Pfizer desires to continue to develop and commercialize the Product (as defined below) in the ROW Territory (as defined below).
          NOW, THEREFORE, the Parties agree to terminate the Collaboration Agreement and amend and restate the Original License Agreement in its entirety as follows:
ARTICLE 1
DEFINITIONS
          1.1 “AAA” has the meaning set forth in Section 14.1(a).

          1.2 “Affiliate” means any Person directly or indirectly controlled by, controlling or under common control with, a Party, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means, with respect to a Person, possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (b) at least 50% of the voting securities (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests. For the avoidance of doubt, neither of the Parties shall be deemed to be an “Affiliate” of the other.
          1.3 “Bankruptcy Code” means 11 U.S.C §§ 101-1330, as amended.
          1.4 “Amended and Restated Distribution Agreement” means the Amended and Restated Distribution Agreement between Eyetech and Pfizer dated as of the date hereof.
          1.5 “Amended and Restated Regulatory Services Agreement” means the Amended and Restated Regulatory Services Agreement between Eyetech and Pfizer dated as of the date hereof.
          1.6 “Assignment and Assumption Agreement for Manufacturing Agreements” means the Assignment and Assumption Agreement between Eyetech and Pfizer, dated as of the date hereof, pursuant to which the agreements set forth on Schedule 4.9(b) are assigned from Eyetech to Pfizer.
          1.7 “Assignment and Assumption Agreement for US Territory Agreements” means the Assignment and Assumption Agreement among Eyetech, Pfizer and OSI Pharmaceuticals, Inc. (“OSIP”), dated as of the date hereof, pursuant to which the US Territory Agreements are assigned from Pfizer and/or OSIP to Eyetech.
          1.8 “Bill of Sale” means the bill of sale in the form attached hereto as Exhibit 1.8.

          1.9 “Bulk Drug Substance Supplier” means a third-party supplier of bulk drug substance for the Product with which Pfizer has entered into a supply agreement.
          1.10 “Business Day” means a day other than a Saturday, Sunday, or bank or other public holiday in New York, New York.
          1.11 “Collaboration Agreement” has the meaning set forth in the Recitals to this Agreement.
          1.12 “Compound” means the anti-VEGF aptamer that is the active pharmaceutical ingredient in Macugen® as of the Restatement Date, and is more specifically described in Schedule 1.12.
          1.13 “Confidential Information” means all trade secrets or other proprietary information, including without limitation any proprietary data and materials (whether or not patentable or protectable as a trade secret), regarding a Party’s technology, products, business or objectives or regarding the Product, which is disclosed by a Party to the other Party. Notwithstanding the foregoing, there shall be excluded from the foregoing definition of Confidential Information any of the foregoing that:
                    (a) was known by the receiving Party or an Affiliate prior to its date of disclosure to the receiving Party as shown by the receiving Party’s or its Affiliate’s written records; or
                    (b) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party or its Affiliate by third parties not in violation of any obligation to the other Party; or

                    (c) either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public through no fault or omission on the part of the receiving Party or its Affiliates; or
                    (d) is independently developed by or for the receiving Party or its Affiliate without reference to or reliance upon the Confidential Information as demonstrated by contemporaneous written records of the receiving Party or its Affiliate; or
                    (e) is required to be disclosed by the receiving Party or its Affiliate to comply with applicable Laws, to defend or prosecute litigation or to comply with governmental regulations or the regulations or requirements of any stock exchange, including Nasdaq, provided that the receiving Party provides prior notice of such disclosure to the other Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.
          1.14 “Control” or “Controlled” means, with respect to any intellectual property right, the possession (whether by ownership or license) by a Party (or by any Affiliate of a Party) of the ability to grant to the other Party a license under such right without violating the terms of any agreement with a third party.
          1.15 “Courts” has the meaning set forth in Section 15.4.
          1.16 “Current Inventories” has the meaning set forth in Section 4.9(c).
          1.17 “DDMAC” means the FDA’s Division of Drug Marketing Advertising and Communications, or its equivalent in the ROW Territory.
          1.18 “Degussa Agreement” means the Manufacturing and Supply Agreement dated as of November 11, 2003, by and between Degussa Canada Inc. (as successor in interest to Raylo Chemicals Inc.) and Eyetech, assigned to Pfizer pursuant to the Assignment and Assumption Agreement for Manufacturing Agreements.

          1.19 “Eyetech Capital Equipment” has the meaning set forth in Section 4.9(f).
          1.20 “Eyetech Parties” has the meaning set forth in Section 11.2.
          1.21 “Eyetech Patent Rights” means all Patent Rights Controlled by Eyetech or its Affiliates as of the Restatement Date relating to, or useful in connection with, the manufacture, use or sale of the Compound or the Product in the ROW Territory, including the patents and patent applications set forth on Schedule 1.21. Any patentable inventions that have been reduced to practice prior to the Restatement Date for which a patent application is not filed until after the Restatement Date shall be included within the definition of Eyetech Patent Rights.**
          1.22 “Eyetech Technical Information” means all scientific or technical information and related know-how and trade secrets, Controlled by Eyetech or its Affiliates as of the Restatement Date relating to the Compound or the Product, including but not limited to: (a) medical, clinical, toxicological or other scientific data and (b) processes and analytical methodology useful in the development, testing, analysis, manufacture or packaging of the Compound or the Product.
          1.23 “Eyetech Third Party Licensors” shall mean (a) Gilead, Nektar and Isis, and (b) any additional third party licensors that are identified by Eyetech to Pfizer with respect to a New Product in the course of negotiating an agreement pursuant to Section 3.5 concerning such New Product.
          1.24 “FDA” means the United States Food and Drug Administration and any successor agency thereto.
          1.25 “Field” means the prevention, treatment or control of all ophthalmic diseases or conditions.

**	This portion has been redacted pursuant to a confidential treatment request.

          1.26 “Fill and Finish Services Supplier” means a third party supplier of fill and finish services necessary to produce the Product in finished (i.e., ready for administration to patients) form for sale in the ROW Territory with which Pfizer has entered into an agreement.
          1.27 “Gilead License” means the Licensing Agreement dated as of March 30, 2000, by and among Eyetech, Gilead Sciences, Inc. (“Gilead”) and NeXstar Pharmaceuticals, Inc., as amended from time to time.
          1.28 “Global Congresses” has the meaning set forth in Section 4.4(g)(ii).
          1.29 “Governmental Authority” means any court, agency, department or other instrumentality of any foreign, federal, state, county, city or other political subdivision.
          1.30 “Isis License” means the License Agreement dated as of December 31, 2001, by and between Eyetech and Isis Pharmaceuticals, Inc. (“Isis”), as amended from time to time.
          1.31 “Joint Inventions” shall have the meaning set forth in Section 9.12.
          1.32 “Joint Patent Rights” means Patent Rights that claim Joint Inventions.
          1.33 “Law” or “Laws” means all laws, statutes, rules, codes, regulations, orders, judgments and/or ordinances of any Governmental Authority.
          1.34 “Losses” means, subject to Section 10.4, any and all (a) claims, losses, liabilities, damages, fines, royalties, governmental penalties or punitive damages, deficiencies, interest, awards, and judgments, (b) with respect to third parties, settlement amounts and all of the items referred to in clause (a) above which, in accordance with Section 10.4, include third party special, indirect, incidental, consequential damages (including without limitation lost profits) and third party punitive and multiple damages, and (c) in connection with all of the items referred in clauses (a) and (b) above, any and all costs and expenses (including reasonable attorneys’ fees and all other expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened).
          1.35 “Nektar License” means the License, Manufacturing and Supply Agreement dated as of February 5, 2002, by and between Eyetech and Nektar Therapeutics (formerly Shearwater Corporation) (“Nektar”), as amended as of January 23, 2006.
          1.36 “Net Sales” means the gross amounts billed or invoiced by Pfizer, its Affiliates and sublicensees for the Product in the ROW Territory, less the following deductions:
                    (a) trade, quantity and cash discounts allowed, but expressly excluding discounts or allowances offered as part of a package of products that includes a Product sold by Pfizer, its Affiliates or sublicensees;
                    (b) refunds, chargebacks and any other allowances which effectively reduce the net selling price;
                    (c) actual product returns, credits and allowances allowed to customers, and actual bad debts;
                    (d) rebates actually paid or credited to any governmental agency (or branch thereof) or to any third party payor, administrator or contractee;
                    (e) discounts mandated by, or granted to meet the requirements of, applicable state, provincial or federal law, wholesaler, including required chargebacks and retroactive price reductions;
                    (f) transportation, freight, postage charges and other charges, such as insurance, relating thereto, in each case included as a specific line item on an invoice to such third parties; and

                    (g) taxes, excises or other governmental charges upon or measured by the production, sale, transportation, delivery or use of goods, in each case included as a specific line item on an invoice to such third parties.
          If any such sales to third parties are made in transactions that are not at arm’s length between the buyer and the seller, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s length. Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of the Product in arm’s-length transactions in the relevant country.
          If Pfizer, its Affiliate or sublicensee sells a Product in unfinished form to a third party for resale, then the gross amount to be included in the calculation of Net Sales arising from such sale shall be the amount invoiced by the third party upon resale, in lieu of the amounts invoiced by Pfizer, its Affiliates or sublicensee when selling the Product in unfinished form. Otherwise, where Pfizer, its Affiliate or sublicensee sells a Product in finished form to a third party that does not require a sublicense under the Eyetech Patent Rights for further resale (each such third party hereinafter a “Distributor”), the amount to be included in the calculation of Net Sales shall be the price invoiced from Pfizer or its Affiliate or sublicensee to the third party, not the amount invoiced by the third party upon resale.
          If, in addition to or in lieu of a transfer price paid for quantities of Product supplied, any Distributor provides consideration to Pfizer, its Affiliate or sublicensee in connection with any Product or the Distributor’s rights or relationship with Pfizer, its Affiliate or sublicensee in relation thereto, then such consideration shall be included in the calculation of Net Sales in the Pfizer Quarter in which it becomes due to Pfizer or its Affiliate or sublicensee (as applicable).

Notwithstanding the foregoing, amounts received by Pfizer, or its Affiliates or sublicensees, for the sale of the Product among Pfizer and its Affiliates or sublicensees for resale shall not be included in the computation of Net Sales hereunder.
          Net Sales shall be determined from books and records maintained in accordance with GAAP, consistently applied throughout the organization and across all products of the entity whose sales of Product are giving rise to Net Sales.
          1.37 “New Product” means, other than the prescription pharmaceutical product containing the Compound and known as Macugen® as of the Restatement Date and any new doses and dosing regimens thereof approved after the Restatement Date, provided that such new doses or dosing regimens do not alter the Product itself or any ingredient contained in such Product as of the Restatement Date, any product that (a) contains or is based on the Compound, or any metabolites or prodrugs of such aptamer or any hydrates, conjugates, salts, esters, isomers, polymorphs or analogues of any of the foregoing, either alone or in combination with one or more other therapeutically active substances, and (b) is for use in the Field; including for the avoidance of doubt any un-pegylated formulation of the prescription pharmaceutical product containing the Compound and known as Macugen® as of the Restatement Date.
          1.38 “Ongoing Trials” has the meaning set forth in Section 4.2.
          1.39 “Ongoing Trial Data” means all results and data arising from the Ongoing Trials, including without limitation all raw data and final results.
          1.40 “Original License Agreement” shall have the meaning set forth in the Recitals to this Agreement.
          1.41 “Other Components” shall have the meaning set forth in Section 4.9(c).

          1.42 “Out-of-Pocket Costs” means costs and expenses paid to third parties (or payable to third parties and accrued in accordance with GAAP), other than Affiliates or employees, by either Party after the Restatement Date.
          1.43 “Packaging Materials” has the meaning set forth in Section 9.7.
          1.44 “Party” means either Eyetech or Pfizer; “Parties” means both Eyetech and Pfizer.
          1.45 “Patent Rights” means the rights and interest in and to all issued patents and pending patent applications in any country in the Territory, including all divisionals, continuations, renewals, continuations-in-part, patents of addition, supplementary protection certificates, extensions, registrations or confirmation patents and reissues thereof.
          1.46 “Person” means any natural person or any corporation, company, partnership, joint venture, firm or other entity, including without limitation a Party.
          1.47 “Pfizer Capital Equipment” has the meaning set forth in Section 4.9(g).
          1.48 “Pfizer Parties” has the meaning set forth in Section 11.1.
          1.49 “Pfizer Patent Rights” means all Patent Rights Controlled by Pfizer or its Affiliates as of the Restatement Date, relating to, or useful in connection with, the manufacture, use or sale of the Compound or the Product in the US Territory. Any patentable inventions that have been reduced to practice prior to the Restatement Date for which a patent application is not filed until after the Restatement Date shall be included in Pfizer Patent Rights.
          1.50 “Pfizer Quarter” means each of the four (4) thirteen (13) week periods, the first commencing on December 1 of any Year.
          1.51 “Pfizer Technical Information” means all scientific or technical information and related know-how and trade secrets, Controlled by Pfizer or its Affiliates as of the Restatement Date, including but not limited to: (a) medical, clinical, toxicological or other scientific data and (b)

processes and analytical methodology useful in the development, testing, analysis, manufacture or packaging of the Compound or the Product.
          1.52 “Pharmacovigilance Agreement” has the meaning set forth in Section 4.5.
          1.53 “Prior Agreements” means the following agreements entered into between Pfizer and Eyetech: the Collaboration Agreement, the Detailing Services Agreement dated December 17, 2002, and the Mutual Consent Establishing the Technology Subcommittee dated February 4, 2004.
          1.54 “Product” means (a) the prescription pharmaceutical product containing the Compound and known as Macugen® as of the Restatement Date, for any use in the Field, and (b) any New Product with respect to which the license granted to Pfizer in Section 3.1 is expanded pursuant to Section 3.5. For the avoidance of doubt, Product shall include new doses and dosing regimens thereof approved after the Restatement Date, provided that such new doses or dosing regimens do not alter the Product itself or any ingredient contained in such Product as of the Restatement Date.
          1.55 “Product Components” has the meaning set forth in Section 4.9(a).
          1.56 “Quarterly Expense Reports” has the meaning set forth in Section 5.2(a).
          1.57 “Regulatory Authority” means any federal, national, multinational, state, provision, or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing and sale of a pharmaceutical product in a country, including the FDA.
          1.58 “Required Consents” has the meaning set forth in Section 4.9(b).
          1.59 “Responsible Party” has the meaning set forth in Section 4.2.
          1.60 “Restatement Date” has the meaning set forth in the opening paragraph of this Agreement.

          1.61 “ROW Territory” means all countries in the world outside the US Territory.
          1.62 “Technical Information” means Eyetech Technical Information or Pfizer Technical Information.
          1.63 “Territory” means the US Territory and/or the ROW Territory, as the case may be.
          1.64 “Third Party Claims” has the meaning set forth in Section 11.1(a)(ii).
          1.65 “Trademarks” means (a) the registered and unregistered trademarks and trade names in use as of the Restatement Date related to the Product including those marks reflected on Exhibit 1.65; and (b) any aspect of Product packaging in use as of the Restatement Date that constitutes protectable trade dress; but in each case excluding the Eyetech name and logo.
          1.66 “Transaction Agreements” mean this Agreement, the Amended and Restated Regulatory Services Agreement, the Amended and Restated Distribution Agreement, the Assignment and Assumption Agreement for Manufacturing Agreements, the Assignment and Assumption Agreement for US Territory Agreements, the Bill of Sale, the Pharmacovigilance Agreement and the Transitional Services Agreement.
          1.67 “Transitional Services Agreement” means the transitional services agreement between the Parties entered into on the Restatement Date pursuant to which Eyetech has agreed to provide to Pfizer certain services, including supply, analytical, stability and clinical trial support services, with respect to the Product and Product Components.
          1.68 “US Territory” means United States of America, its territories, possessions and Puerto Rico.
          1.69 “US Territory Agreements” has the meaning set forth in Section 4.4(e).
          1.70 “Year” means a calendar year.
          1.71 Other Definitional Provisions.

                    (a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
                    (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
                    (c) The term “including” shall mean “including, without limitation”.
ARTICLE 2
AMENDMENT AND RESTATEMENT OF ORIGINAL LICENSE AGREEMENT;
TERMINATION OF PRIOR AGREEMENTS;
OTHER TRANSACTION AGREEMENTS
          2.1 Original License Agreement. This Agreement amends and restates the Original License Agreement in its entirety. Notwithstanding anything to the contrary herein, this Agreement shall not relieve either Party of any obligations the performance of which were owed under the Original License Agreement prior to the Restatement Date.
          2.2 Prior Agreements. Effective as of the Restatement Date, the Prior Agreements, and all rights and obligations of the Parties thereunder, are terminated in their entirety (including, without limitation, provisions under the Prior Agreements that would otherwise survive such termination) by mutual consent of the Parties and shall no longer be in effect, except for the following provisions of the Collaboration Agreement, which shall survive termination of the Collaboration Agreement as set forth below: (a) each Party’s obligations with respect to expenses and Net Sales which have accrued under the Collaboration Agreement prior to the Restatement Date and which shall be reconciled pursuant to Section 5.1 of this Agreement, and (b) the obligations of the Parties with respect to accounts and reports (Article 9 of the Collaboration Agreement), ownership of intellectual property (Article 10 of the Collaboration Agreement), the protection and nondisclosure of Confidential Information (Article 11 of the Collaboration

Agreement), dispute resolution (Article 15 of the Collaboration Agreement) and indemnification (Sections 12.4, 12.5, 12.6, 12.7, 12.8 and 12.9 of the Collaboration Agreement). For the avoidance of doubt, Section 14.1 of the Collaboration Agreement (Non-Competition) shall terminate and have no further force or effect from and after the termination of the Collaboration Agreement.
          2.3 Other Transaction Agreements. Concurrently with the execution of this Agreement, the Parties are executing the Amended and Restated Distribution Agreement, the Amended and Restated Regulatory Services Agreement, the Assignment and Assumption Agreement for Manufacturing Agreements, the Assignment and Assumption Agreement for US Territory Agreements, the Bill of Sale, and the Transitional Services Agreement. The Pharmacovigilance Agreement shall survive the execution of this Agreement and the termination of the Prior Agreements in accordance with its terms.
ARTICLE 3
LICENSES
          3.1 Eyetech Grants.
               (a) Subject to the terms of this Agreement, Eyetech hereby grants to Pfizer, and Pfizer hereby accepts, (i) an exclusive (even as to Eyetech, subject to a retained right by Eyetech to develop, use, make, have made and import the Product in the ROW Territory solely for the purpose of obtaining regulatory approval(s) for the Product in the US Territory and developing and supplying the Product for sale and importation in the US Territory), royalty-free (except as otherwise set forth in Article 6) license under the Eyetech Patent Rights, Eyetech Technical Information, and Eyetech’s rights under any Joint Patent Rights and Ongoing Trial Data, to develop, use, make, have made, sell, offer for sale, import, and have imported the Product in the ROW Territory, and (ii) a nonexclusive, royalty-free (except as otherwise set forth in Article 6) license under the Eyetech Patent Rights and corresponding US Territory Patent Rights owned or

Controlled by Eyetech or its Affiliates, Eyetech Technical Information, and Eyetech’s rights under any Joint Patent Rights and Ongoing Trial Data, to develop, use, make, have made and import the Product in the US Territory solely for the purpose of developing and supplying the Product for sale and importation in the ROW Territory.
               (b) The licenses granted in Section 3.1(a) include sublicenses, as applicable. The sublicenses granted by Eyetech to Pfizer in Section 3.1(a) are subject to the following terms of the Gilead License, the Isis License and the Nektar License, respectively:
                    (i) Sections 2.4, 2.5, 3.6, 3.8, 6.3 and 6.7 of the Gilead License;
                    (ii) Sections 4.3 and 4.4 of the Isis License; and
                    (iii) Sections 2.3, 3.2, 3.5, 4.1, 4.9, 8.1, 8.2.3, 9.1 and 9.6 of the Nektar License.
               (c) Any sublicensee obligations required by the Gilead License, the Isis License and the Nektar License to be included in a sublicense thereunder, including without limitation any required provision making the applicable Eyetech Third Party Licensor a third party beneficiary of any sublicense thereunder, shall be deemed to be included in this Agreement.
               (d) The licenses granted by Eyetech in Section 3.1(a) with respect to the following patents: US Patent No. 5,475,096, US Patent No. 5,670,637, and US Patent No. 5,696,249, are subject to 35 USC §§200-212, 37 CFR §401 et seq. and applicable governmental implementing regulations. Any right granted in this Agreement greater than that permitted under 35 USC §§200-212 or 37 CFR §401 et seq. shall be subject to modification as may be required to conform to the provisions of those statutes. All rights reserved to the United States government and others under 35 USC §§200-212 and 37 CFR §401 shall remain and shall in no way be affected by this Agreement.

          3.2 License Grant to Eyetech. Subject to the terms of this Agreement, Pfizer hereby grants to Eyetech, and Eyetech hereby accepts, (i) an exclusive (even as to Pfizer, subject to a retained right by Pfizer to develop, use, make, have made and import the Product in the US Territory solely for the purpose of obtaining regulatory approval(s) for the Product in the ROW Territory and developing and supplying the Product for sale and importation in the ROW Territory), royalty-free license under the Pfizer Patent Rights, Pfizer Technical Information, and Pfizer’s rights under any Joint Patent Rights and Ongoing Trial Data, to develop, use, make, have made, sell, offer for sale, import, and have imported the Product in the US Territory, and (ii) a nonexclusive, royalty-free license under the Pfizer Patent Rights and corresponding ROW Territory Patent Rights owned or Controlled by Pfizer or its Affiliates, Pfizer Technical Information, and Pfizer’s rights under any Joint Patent Rights and Ongoing Trial Data, to develop, use, make, have made and import the Product in the ROW Territory solely for the purpose of developing and supplying the Product for sale and importation in the US Territory.
          3.3 Sublicensing.
               (a) The licenses granted in Sections 3.1(a) and 3.2 above include the right by either Party to grant sublicenses. Any sublicense granted by a Party must be granted pursuant to a written agreement that subjects the sublicensee to all relevant restrictions, limitations and obligations in this Agreement.
               (b) If a Party grants a sublicense under Section 3.3(a), such Party shall be responsible for failure by its sublicensees to comply with all relevant restrictions, limitations and obligations in this Agreement.
               (c) In the event of a material default by any sublicensee under a sublicense agreement, the sublicensing Party will inform the other Party and take such action, after consultation with the other Party, that in the sublicensing Party’s reasonable business judgment is required to address such default.
               (d) Pfizer shall provide Eyetech with a copy of each sublicense agreement, in final executed form, that Pfizer enters into in accordance with this Section 3.3 not later than five (5) days after the execution of such sublicense agreement; provided that Pfizer may redact the financial terms from such copies only if permitted under the applicable requirements of the Gilead License, the Nektar License and the Isis License requiring delivery to Gilead, Nektar or Isis of copies of sublicense agreements.
          3.4 Product Orders or Sales Outside of a Party’s Territory. If Eyetech receives an order for the Product from a third party that is either located in the ROW Territory or that intends to resell the Product into the ROW Territory, Eyetech will not accept such order and shall refer such order to Pfizer. If Pfizer receives an order for the Product from a third party that is either located in the US Territory or that intends to resell the Product into the US Territory, Pfizer will not accept such order and shall refer such order to Eyetech. Each Party agrees that it shall not, and shall cause its Affiliates and licensees or sublicensees not to, (a) solicit active or passive sales of the Product outside of, in the case of Eyetech, the US Territory, and in the case of Pfizer, the ROW Territory, or (b) sell the Product to a third party where the selling Party knows or should reasonably know that such third party intends to resell such Product outside of, in the case of Eyetech, the US Territory, and in the case of Pfizer, the ROW Territory.
          3.5 Right of First Negotiation For New Products. During the period commencing upon the Restatement Date and ending upon the** anniversary of the Restatement Date (the “ROFN Period”), in the event that Eyetech proposes to (a) commence a phase III clinical trial with respect to any New Product that Eyetech intends will serve as a pivotal trial for the purpose of obtaining

**	This portion has been redacted pursuant to a confidential treatment request.

regulatory approval(s) for such New Product in the ROW Territory, or (b) grant to any third party any right or license under any Patent Rights Controlled by Eyetech or its Affiliates to offer for sale, sell or have sold any New Product(s) in the ROW Territory, then Eyetech shall provide Pfizer with (x) written notice thereof (“Notice of Opportunity”), and (y) any material information regarding the toxicology, safety and efficacy of the New Product(s) identified in the Notice of Opportunity (the ROW Territory commercialization rights with respect to each such identified New Product(s), a “New Product Opportunity”), the status of any material discussions with the FDA relating to such New Product, and any relevant patent information, each to the extent that such information is available and permitted to be disclosed by Eyetech as of the date of the Notice of Opportunity. In the case of the foregoing clause (a), Eyetech shall provide Pfizer with the Notice of Opportunity during the time period commencing upon** and ending with **. In the case of the foregoing clause (b), Eyetech shall provide Pfizer with the Notice of Opportunity on or about the time at which **. Pfizer, at its option, will have the right to negotiate with Eyetech for rights to the New Product Opportunity and to expand Pfizer’s license hereunder to include rights to such New Product Opportunity; provided that Pfizer exercises such right by written notice to Eyetech within ** days after receipt of the Notice of Opportunity. In the event that Pfizer does not provide the written notice exercising Pfizer’s right to negotiate as described in the immediately preceding sentence, Eyetech shall have no further obligation to Pfizer, and Pfizer shall have no further rights, with respect to such New Product Opportunity. In the event that Pfizer provides the written notice exercising Pfizer’s right to negotiate as described above, Eyetech shall not commence such phase III clinical trial of the applicable New Product(s) or grant rights to such New Product Opportunity to a third party for a period of up to **, in order to provide Pfizer with an opportunity to discuss with Eyetech the terms pursuant to which Pfizer would license rights to such New Product

**	This portion has been redacted pursuant to a confidential treatment request.

Opportunity. Pfizer’s rights under this Section 3.5 shall apply on a New Product Opportunity-by-New Product Opportunity basis, and Pfizer’s waiver of its rights hereunder with respect to any particular New Product Opportunity shall not constitute a waiver of such rights with respect to any other New Product Opportunity. If the Parties do not reach agreement regarding the terms on which Pfizer would license rights to any New Product Opportunity during any such ** negotiation period, Eyetech shall have no further obligation to Pfizer, and Pfizer shall have no further rights, with respect to such New Product Opportunity; provided that, (A) during the ROFN Period, Eyetech shall not grant any third party a license of any Patent Rights Controlled by Eyetech or its Affiliates for such New Product Opportunity on terms which, **, and (B) in the case of a New Product Opportunity for which Eyetech provided Pfizer with a Notice of Opportunity pursuant to the foregoing clause (b), if Eyetech has not granted rights to such New Product Opportunity to a third party within ** after the end of such ** negotiation period between Eyetech and Pfizer, the provisions of this Section 3.5 shall once again apply to such New Product Opportunity.
ARTICLE 4
MANUFACTURING, MARKETING, MEDICAL AND REGULATORY MATTERS
          4.1 Meetings and Information Exchange. The Parties recognize that, after the Restatement Date, it is critical to maintain and facilitate ongoing cooperation and information exchange between them concerning the Product. Accordingly, representatives of the Parties shall meet periodically as set forth in this Article 4 in order to exchange, assess and discuss information and strategies related to, inter alia, the: (1) continued clinical development of, and regulatory strategy for, the Product, (2) marketing and promotion for the Product, and (3) manufacture, supply and distribution of the Product. These meetings may be held in person, by videoconference or by

**	This portion has been redacted pursuant to a confidential treatment request.

teleconference, as the Parties mutually agree, and all in-person meetings shall be at locations mutually agreed-upon by the Parties.
          4.2 Ongoing Clinical Trials. Schedule 4.2 sets forth a list of the ongoing clinical trials for the Product (the “Ongoing Trials”), the identity of the Party responsible for completing the trial and performing remaining activities for each such trial (the “Responsible Party”), the allocation between the Parties of the future costs for performing the activities for each such trial, which costs shall be reconciled between the Parties pursuant to Section 5.2 hereof, and the services, if any, to be provided to the Responsible Party by the other Party in connection with each Ongoing Trial. Each Party will cooperate with the other Party, at the other Party’s reasonable request, in order to complete the Ongoing Trials. Except with respect to the CRVO study (study number 1011), for which Eyetech will complete the final clinical study report within one (1) year from completion of such study, the Responsible Party for a particular Ongoing Trial shall have the right to change or terminate such Ongoing Trial as such Party may deem necessary or desirable, provided, that the other Party shall not be liable for any such change or termination and shall be compensated for such Party’s performance of any additional activities or services requested by the Responsible Party in connection with such change or termination. Services to be provided by Eyetech to Pfizer in connection with certain Ongoing Trials will be provided pursuant to the Transitional Services Agreement. Any services to be provided by Pfizer to Eyetech in connection with certain Ongoing Trials will be provided pursuant to the Amended and Restated Regulatory Services Agreement. In addition,**. In addition, Pfizer shall provide Eyetech access to, and shall reasonably cooperate with Eyetech in compiling, data that may reasonably be deemed necessary by Eyetech to fulfill its post-marketing commitments to the FDA for the Product with respect to ERG and corneal biomicroscopy, and to respond to related queries or requests by the FDA with respect to such post-

**	This portion has been redacted pursuant to a confidential treatment request.

marketing commitments to the FDA. Without limiting the Parties’ rights and obligations under the Pharmacovigilance Agreement with respect to the sharing of any clinical data thereunder, with respect to each clinical trial for the Product completed prior to the Restatement Date as well as each Ongoing Trial, Pfizer and Eyetech shall each provide, or cause any third party at which such information is stored to provide, the other Party with all raw data and final results arising from such trials promptly after such data and results become available, but no less frequently than on a quarterly basis for the duration of any Ongoing Trials, provided that, if a Party requests interim disclosure of Ongoing Trial Data in the possession of the other Party, the other Party shall not unreasonably refuse to provide such interim disclosure. Each Party will provide the other with a draft of all public releases of Ongoing Trial Data reasonably in advance of public dissemination of any such release in order to afford the other Party with an opportunity to review and comment upon such draft. The Party identified on Schedule 4.2 as the responsible party for performing activities with respect to an Ongoing Trial may post the final results from such Ongoing Trial on the PhRMA clinical studies database located at www.clinicalstudyresults.org.
          4.3 Future Clinical Trials. Subject to the remainder of this Section 4.3, and in addition to the rights and obligations of the Parties as set forth in Section 4.7(d) below, Pfizer has the right to conduct further clinical studies with respect to the Product in the ROW Territory, and Eyetech has the right to conduct further clinical studies with respect to the Product in the US Territory. At the request of either Party, the Parties shall in good faith meet and discuss jointly conducting additional clinical studies with respect to the Product where preclinical and/or clinical results **. If the Parties agree to pursue such additional development jointly, the Parties shall agree on both the manner in which the costs for such development will be shared, and each Party’s respective rights to use the data and other information resulting from such development. If the Parties do not agree

**	This portion has been redacted pursuant to a confidential treatment request.

to jointly pursue such additional development, either Party shall have the right to pursue such development at its sole expense; provided, however, that **.
          4.4 Marketing.
               (a) In order to ensure that a consistent message is communicated by the Parties with respect to the Product, representatives of the Parties shall meet at least once each calendar quarter to review and discuss their respective strategies for the advertising and promotion of the Product.
               (b) **
               (c) **
               (d) **
               (e) In connection with the marketing, promotion and medical support of the Product in the US Territory, Pfizer and/or Eyetech (or its Affiliate) have entered into the third party agreements as set forth in Schedule 4.4(e) (the “US Territory Agreements”). Subject to the terms and conditions of such agreements and any required third party consents, Pfizer shall assign to Eyetech, and Eyetech will assume, all of Pfizer’s rights and obligations under such US Territory Agreements pursuant to the Assignment and Assumption Agreement for US Territory Agreements. For the avoidance of doubt, if Pfizer is not permitted to assign all of its rights and obligations under a US Territory Agreement to Eyetech, then such US Territory Agreement will be terminated by Pfizer and/or Eyetech (or its Affiliate), as applicable.
               (f) With respect to ** in payments made by Pfizer as of the Restatement on behalf of the Parties to ** to organize two (2) consultant meetings for Product in the US Territory to be held after the Restatement Date and solely under the control of and for the benefit of Eyetech,

**	This portion has been redacted pursuant to a confidential treatment request.

Eyetech shall reimburse Pfizer for the Out-of-Pocket Costs thereof. Such costs shall be included in Pfizer’s Quarterly Expense Report.
               (g) In addition, the Parties further agree to:
                    (i) provide each other, for information, with a copy of all new advertising and promotional materials for the Product produced by Eyetech for the US Territory and by Pfizer for all English-speaking countries in the ROW Territory;
                    (ii) discuss, share information concerning, and, to the extent reasonably practicable, coordinate, advisory board meetings, contacts with key opinion leaders, and activities at the ARVO and AAO global congresses and the world ophthalmology conference (WOC) (collectively, “Global Congresses”). The Parties will share their planning for all Global Congresses with respect to the Product in advance of the applicable event. In addition, with respect to the two (2) 10x10 Product-specific convention booths in existence as of the Restatement Date, from and after the Restatement Date each Party shall own one (1) such booth as discussed by the Parties prior to the Restatement Date and each Party agrees to execute any assignments and other documents and take any further actions as may be necessary to more fully vest on the other Party such agreed ownership.**

**	This portion has been redacted pursuant to a confidential treatment request.

                    (iii) coordinate press releases and other communications on new data or other material information concerning the Product by providing drafts of all such press releases or communications reasonably in advance of public dissemination of any of the foregoing in order to afford the other Party with an opportunity to review and comment upon such draft in advance of dissemination;
                    (iv) exchange, at least once each calendar year, a list of magazines, journals and other publications in which it plans to place advertising for the Product and attempt, to the extent reasonably practicable, to allocate advertising responsibility based on the country in which the applicable magazine, journal or other publication maintains its primary circulation; and
                    (v) cooperate in the development of separate US Territory and ROW Territory Internet websites for the Product. After the Restatement Date, Eyetech shall retain ownership of the websites (including URL) currently located at “www.macugen.com” and “www.macugen.net”, shall continue to operate, maintain and develop the “www.macugen.com” website for Product in the US Territory, and shall be responsible for all costs associated therewith. After the Restatement Date, Pfizer shall operate, maintain and develop the website “www.macugen.net” for Product in the ROW Territory, and shall be responsible for all costs associated therewith. Subject to the terms and conditions hereof, Eyetech shall maintain a link on the “www.macugen.com” website to the “www.macugen.net” website, and Pfizer shall maintain a link on the “www.macugen.net” website to the “www.macugen.com” website, such links to be in a form to be mutually agreed by the Parties.
          4.5 Pharmacovigilance and Product Safety Matters. Eyetech and Pfizer shall be responsible for the surveillance, receipt, evaluation, and reporting of adverse drug experiences for the Product in the US Territory and the ROW Territory, respectively, and, with respect to the exchange of adverse event and other safety information relating to the Product, each shall at all times comply with the terms of the Pharmacovigilance Agreement between the Parties dated May 11, 2006 (as it may be amended from time to time, the “Pharmacovigilance Agreement”). Pursuant to the Pharmacovigilance Agreement, Pfizer is currently responsible for receipt, processing, evaluation and follow-up of all post-marketing reports for the US Territory. Eyetech has requested that Pfizer, and Pfizer has agreed to, continue to be responsible for receipt, processing, evaluation and follow-up of all post-marketing reports for the US Territory for a period of ** after the Restatement Date. The Pharmacovigilance Agreement will be amended to reflect such transfer of any responsibilities from Pfizer to Eyetech or its successor.
          4.6 Medical Information and Product Complaints. Eyetech shall be responsible for responding to medical, consumer and other inquiries received from the US Territory concerning the Product, including any Product complaints, and, subject to the services to be provided by Pfizer to Eyetech pursuant to the Amended and Restated Regulatory Services Agreement, Pfizer shall direct all such matters to Eyetech’s attention. Pfizer shall be responsible for responding to medical,

**	This portion has been redacted pursuant to a confidential treatment request.

consumer and other inquiries received from the ROW Territory concerning the Product, including any Product complaints, and Eyetech shall direct all such matters to Pfizer’s attention. The Parties acknowledge that, as of the Restatement Date, Pfizer is handling certain Product complaints and medical, consumer and other inquiries concerning the Product on behalf of Eyetech for the US Territory. Eyetech shall have the right to request that Pfizer continue to handle these matters for the US Territory pursuant to, and subject to the terms of, the Amended and Restated Regulatory Services Agreement.
          4.7 Regulatory Matters. All regulatory approvals in the ROW Territory relating to the Product shall continue to be the property of Pfizer and held in Pfizer’s or its Affiliate’s name, and all regulatory approvals in the US Territory shall continue to be the property of Eyetech and held in Eyetech’s or its Affiliate’s name. Each Party will cooperate with the other, and provide the other with reasonable assistance, in connection with future filings with Governmental Authorities concerning the Product (including filings related to regulatory approval or safety of, or approval of a new indication for, the Product, but excluding DDMAC filings), in each case at the owning Party’s request and expense, including without limitation by (i) providing reasonable assistance to such owning Party to provide information to, and answer queries posed by, Regulatory Authorities in connection with obtaining or maintaining regulatory approvals for Product, (ii) providing, or causing its third party contractors to provide, the owning Party with non-clinical data concerning the Product including CMC, pharmacology, toxicology, and pharmacodynamics data; and (iii) permitting the applicable Governmental Authorities to inspect manufacturing or testing facilities of the non-owning party as required by such Governmental Authorities. In addition, the Parties agree as follows with respect to future regulatory activities concerning the Product:

               (a) Each Party will provide the other Party with copies of all material Product-related correspondence that it receives from the FDA or analogous Governmental Authorities or Regulatory Authorities in the European Union, Canada and Japan, except correspondence from DDMAC. In addition to the immediately preceding sentence and to Section 4.1, each Party will provide the other Party with copies, which copies may be in draft form, of (i) the safety sections of material Product-related submissions to the FDA or analogous Governmental Authorities or Regulatory Authorities in the ROW Territory, and (ii) any sections disclosing or concerning any Ongoing Trial Data included in any such submissions, reasonably in advance of submission, and such Party shall, prior to making such submission, reasonably consider the comments, if any, given by the other Party; and
               (b) Any decision to initiate a recall or withdrawal of, or a broad-based non-promotional information update to physicians about (e.g., a “Dear Dr. Letter”), the Product in the US Territory shall be made by Eyetech and any decision to initiate a recall or withdrawal of, or a broad-based non-promotional information update to physicians about, the Product in the ROW Territory shall be made by Pfizer. Before either Party initiates a recall, withdrawal or broad-based non-promotional information update to physicians about the Product, such Party shall, if reasonably practicable under the circumstances, promptly and in good faith discuss the reasons therefor with the other. In the event of any recall or withdrawal of, or broad-based non-promotional information update to physicians about, the Product in the US Territory, Eyetech shall be responsible for implementing any necessary action and the associated costs thereof, and in the event of any recall or withdrawal of, or broad-based non-promotional information update to physicians about, the Product in the ROW Territory, Pfizer shall be responsible for implementing any necessary action and the associated costs thereof.

               (c) Pfizer will provide certain services relating to the US Territory during a transitional period pursuant to the Amended and Restated Regulatory Services Agreement. The fees payable to Pfizer by Eyetech for the services provided by Pfizer under the Amended and Restated Regulatory Services Agreement shall be included in Pfizer’s Quarterly Expense Report.
               (d) Notwithstanding Section 4.2, Section 4.3 or the exclusive grant of rights to Pfizer in Section 3.1(a) and to Eyetech in Section 3.2, Eyetech may open one or more clinical trial sites in the ROW Territory and Pfizer may open one or more clinical trial sites in the US Territory, solely in connection with clinical studies for the Product, the results of which are intended for Eyetech’s use solely in the US Territory or Pfizer’s use solely in the ROW Territory, as applicable. In the event that a Party intends to open any clinical trial sites in the other Party’s Territory, such Party will provide the other Party with written notice thereof, a copy of the protocol for the clinical study, a list of the investigators, and any other documents or information required by local Regulatory Authorities in such Territory. Pfizer will be solely responsible for submitting the foregoing to the applicable Regulatory Authorities in the ROW Territory and for any other communications with the applicable Regulatory Authorities in the ROW Territory concerning any such Eyetech clinical study, and Eyetech will be solely responsible for submitting the foregoing to the applicable Regulatory Authorities in the US Territory and for any other communications with the applicable Regulatory Authorities in the US Territory concerning any such Pfizer clinical study. Without limiting the generality of the foregoing, Eyetech shall have the right to reference Pfizer’s clinical trial authorizations concerning the Product for purposes of establishing and conducting such clinical trial sites in the ROW Territory, and Pfizer shall have the right to reference Eyetech’s Investigational New Drug applications for Product for purposes of establishing and conducting such clinical trial sites in the US Territory.

          4.8 Scientific Activities; Investigator Initiated Research; Medical Education Grants. The Parties recognize that close coordination and sharing of information with respect to proposed scientific and medical publications is critical for the future success of the Product. Accordingly, to the extent reasonably practicable, each Party agrees to: (a) provide the other Party with a draft of all Product-related scientific publications proposed for submission by such Party (“Proposed Submissions”), including manuscripts and meeting abstracts, prior to such submission; and (b) meet on a regular basis, but no less than**, to discuss, with respect to the Product, proposed, completed or otherwise finalized investigator-initiated research, medical education grants, and each Party’s planned or finalized publications, abstracts and oral presentations; provided that, in the absence of an agreement between the Parties to the contrary, no such sharing of information shall entitle the receiving Party to use any data conferred therein or to exercise any approval right over the other Party’s Proposed Submissions. For the avoidance of doubt, (x) Eyetech shall have the sole right, but not the obligation, to fund investigator-initiated research and medical education grants concerning the Product or related disease state education in both the US Territory and the ROW Territory, provided that any such funding directly concerning the Product in the ROW Territory is solely to support Eyetech’s activities in the US Territory, and (y) Pfizer shall have the sole right, but not the obligation, to fund investigator-initiated research and medical education grants concerning the Product or related disease state education in both the ROW Territory and the US Territory, provided that any such funding directly concerning the Product in the US Territory is solely to support Pfizer’s activities in the ROW Territory. Each Party shall notify the other Party prior to commencement of any investigator-initiated research funded by the notifying Party in such other Party’s Territory, in order to provide such other Party with an opportunity to provide, at such other Party’s discretion, feedback to the notifying Party concerning such proposed research.

**	This portion has been redacted pursuant to a confidential treatment request.

          4.9 Manufacturing and Supply.
               (a) Representatives of the Parties will meet at least ** (until such time as otherwise mutually agreed by the Parties) in order to discuss (i) worldwide quality assurance to ensure that all bulk drug substance and starting materials (together, “Product Components”) and Product are manufactured in accordance with the Parties’ quality standards; (ii) supply relationships with third party manufacturers; (iii) any changes required by Law to the approved specifications for the Product or any Product Component; and (iv) forecasts for the Product and Product Components and inventory levels for the Product and Product Components, and future logistic strategies and capacity planning.
               (b) As of the Restatement Date, Eyetech shall assign to Pfizer, subject to receipt of any required third party consents or approvals required as a condition to such assignment (the “Required Consents”), each of the agreements set forth in Schedule 4.9(b) pursuant to the Assignment and Assumption Agreement for Manufacturing Agreements. If the Parties are not able to procure a Required Consent, then Eyetech shall continue to provide Pfizer with the benefit of the contract with the third party that refused to provide the Required Consent pursuant to the Transitional Services Agreement between Eyetech and Pfizer. The Parties acknowledge and agree that, subject to obtaining Required Consent with respect to the assignment of the Degussa Agreement to Pfizer, and after the date on which such Required Consent is obtained (“Assignment Date”):
                    (i) **
                    (ii) Pfizer shall, and hereby does, grant to Eyetech a sublicense of Pfizer’s rights under Section 2.3(c) of the Degussa Agreement, effective upon the Assignment Date;

**	This portion has been redacted pursuant to a confidential treatment request.

                    (iii) Pfizer shall not amend the Degussa Agreement or grant to any third party any rights thereunder in any manner that would prevent, be inconsistent with, or otherwise undermine the benefit to Eyetech of, the license grants to Eyetech set forth in the immediately preceding clauses (i) and (ii) above;
                    (iv) **
                    (v) In the event that Eyetech’s authorization is required in order for Degussa or its third party subcontractor to use certain protocols (“Eyetech Protocols”) to test API and/or Eyetech Product, or any component thereof, on behalf of Pfizer under the Degussa Agreement, Eyetech shall provide such authorization, provided, however, that in no event shall Eyetech be liable for any use or non-use of such Eyetech Protocols.
               The Parties further acknowledge and agree that there may be other agreements related to manufacturing and/or quality assurance of Product to which Eyetech and/or Pfizer may be party(ies) and which may need to be amended or otherwise addressed following the Restatement Date in connection with the transactions contemplated under this Agreement, and each Party shall cooperate with the other Party in undertaking such amendments or other actions.
               (c) Each Party will be responsible for ** (**%) of (x)**; (y) Out-of-Pocket Costs of retesting Current Inventories and Other Components; and (z) obsolescence, destruction and disposal costs, if any, for portions of the Current Inventories and Other Components that become unusable. “Current Inventories” means the inventories owned by the Parties on the Restatement Date of (1) bulk drug substance; and (2) finished goods. ** The lot number, unit cost, number of units, and Territorial designation of the Current Inventories as of April 9, 2007, with respect to finished goods, and the Restatement Date with respect to bulk drug substance are reflected on Schedule 4.9(c). Promptly after the Restatement Date, the Parties shall update Schedule 4.9(c) to

**	This portion has been redacted pursuant to a confidential treatment request.

account for Current Inventories of finished goods as of the Restatement Date. After the Restatement Date, each Party will own all Current Inventories manufactured for such Party’s Territory. Eyetech will, and hereby does, transfer to Pfizer title to all the starting materials for manufacture of the bulk drug substance for Product in inventory as of the Restatement Date (the “Other Components”) pursuant to the Bill of Sale. The inventory of, and Eyetech’s direct, out-of-pocket costs for, Other Components as of the Restatement Date are set forth on Schedule 4.9(c). Within ** days after the Restatement Date, Pfizer shall pay Eyetech for Eyetech’s direct, out-of-pocket costs for Other Components as of the Restatement Date. If and when any materials contained in either Party’s Current Inventories or Other Components (which, for purposes of clarity, shall include, with respect to Pfizer, the Other Components transferred to Pfizer pursuant to this Section 4.9(c)) are deemed by such Party, based on relevant factors including expiration date, results of retesting, non-conformance with Product specifications in such Party’s Territory, or such Party’s internal quality standards, to be unusable, such Party will provide notice to the other Party describing the materials within the Current Inventories and Other Components that such Party has deemed to be unusable. Any amounts for which either Party is entitled to contribution from the other Party pursuant to Section 4.9(c) will be included in such Party’s Quarterly Expense Report.
               (d) The Parties acknowledge and agree that Pfizer currently holds an inventory of certain pre-printed syringes and related components (“BD Luer Lok Preprinted Syringes”) which were purchased by Pfizer to support certain line trials and qualification runs, and that, to the extent that any such BD Luer Lok Preprinted Syringes remain unused after the completion of such line trials and qualification runs, Pfizer shall notify Eyetech of such remaining BD Luer Lok Preprinted Syringes and Pfizer’s Out-of-Pocket Costs for procuring such BD Luer Lok Preprinted Syringes from the relevant third party vendor. To the extent requested by Eyetech, Pfizer will transfer title

**	This portion has been redacted pursuant to a confidential treatment request.

to, and Eyetech shall purchase, all such remaining BD Luer Lok Preprinted Syringes, at Pfizer’s Out-of-Pocket Costs for procuring such BD Luer Lok Preprinted Syringes.
               (e) Eyetech shall provide Pfizer, upon Pfizer’s reasonable request, with copies of data and documentation in Eyetech’s possession or under Eyetech’s control, which data and documentation relate to the manufacture, process development and validation of Product Components or the Product.
               (f) Pursuant to the Bill of Sale, Eyetech shall transfer to Pfizer title to capital equipment purchased by Eyetech for the manufacture of bulk drug substance for Product at Degussa, which equipment is owned by Eyetech and held in Eyetech’s name (“Eyetech Capital Equipment”); provided, that in the event that such transfer does not occur prior to or as of the Restatement Date, Pfizer will be entitled to use, and to enjoy all of the benefits of, such Eyetech Capital Equipment in connection with the manufacture of bulk drug substance for Product until such transfer has occurred.
               (g) With respect to capital equipment required for the manufacture of finished Product at Gilead and purchased, or to be purchased, by Pfizer, which equipment is or shall be owned by Pfizer and held in Pfizer’s name and set forth on Schedule 4.9(g) (“Pfizer Capital Equipment”), Eyetech shall be financially responsible for **% and Pfizer for **% of the capital expenditures for such Pfizer Capital Equipment, together with the costs of the services related thereto. For the avoidance of doubt, the above allocation of financial responsibility shall apply to ** . The budget for the capital expenditure amounts for Pfizer Capital Equipment and ** are set forth on Schedule 4.9(g), which shall be updated by the Parties promptly after the Restatement Date to reflect an updated budget and statement of costs of services related to the Pfizer Capital Equipment as of the Restatement Date. Pfizer will charge Eyetech for Eyetech’s share of the cost

**	This portion has been redacted pursuant to a confidential treatment request.

of such Pfizer Capital Equipment and related services in Pfizer’s Quarterly Expense Report. Title to the Pfizer Capital Equipment installed, or to be installed, at Gilead shall remain with Pfizer; provided, however, that Eyetech will be entitled to use, and to enjoy all of the benefits of, such Pfizer Capital Equipment in connection with the manufacture of finished Product.
          4.10 Analytical and Other Support Services. Pursuant to the Transitional Services Agreement, Eyetech shall provide to Pfizer certain services, including stability and analytical services related to the Product and Product Components, which services are currently, or have been, provided to Pfizer by Eyetech using Eyetech’s Cedar Knolls, New Jersey facility. The costs of the transitional services provided by Eyetech under the Transitional Services Agreement shall be included in Eyetech’s Quarterly Expense Report.
          4.11 Distribution. Pfizer will continue to provide certain logistics services to Eyetech with respect to the distribution of the Product in the US Territory pursuant to the Amended and Restated Distribution Agreement. The cost of the services provided by Pfizer under the Amended and Restated Distribution Agreement shall be included in Pfizer’s Quarterly Expense Report.
ARTICLE 5
COST SHARING
          5.1 Responsibility for Expenses. Other than as mutually agreed-upon by the Parties, or as otherwise set forth in this Agreement or any Exhibit or Schedule to this Agreement, after the Restatement Date, Pfizer will be responsible for 100% of the internal and external development, marketing, regulatory expenses, and cost of goods sold, relating to the sale of Product in the ROW Territory, and Eyetech will be responsible for 100% of the internal and external development, marketing, regulatory costs, and cost of goods sold, relating to the sale of Product in the US

Territory. Promptly, but no later than ** after the Restatement Date, the Parties will perform a preliminary reconciliation pursuant to the Collaboration Agreement in order to settle all expense and Net Sales sharing with respect to the Product under the Prior Agreements and the Original License Agreement for all periods prior to the Restatement Date, and a final reconciliation to settle all such expense and Net Sales sharing no later than ** after the Restatement Date.
          5.2 Reconciliation of Expenses.
               (a) Within ** days after the end of each calendar quarter during the term of this Agreement, each Party shall provide the other Party with a statement of the expenses relating to the Product, if any, incurred by such Party during such calendar quarter (or, with respect to the first such reconciliation, all prior periods following the Restatement Date through the end of such calendar quarter) for which such Party is entitled to reimbursement from the other Party pursuant to this Agreement or any other Transaction Agreement, as well as the details of adjustments, if any, to be made to the amounts submitted by such Party for previous calendar quarters (such reports, “Quarterly Expense Reports”). The Quarterly Expense Reports shall be substantially in the form of Exhibit 5.2(a) to this Agreement.
               (b) The Party entitled to receive payment from the other Party, as set forth in the report prepared and delivered in accordance with Section 5.2(a) shall issue an invoice to the other Party reflecting the net amount payable, and such amount shall be paid by the Party owing such net amount to the other Party within ** after such invoice is delivered.
          5.3 Offset. Any amount payable by either Party pursuant to Section 5.1 or 5.2 may be offset against any other amounts then payable to such Party under this Agreement or any other Transaction Agreement.

**	This portion has been redacted pursuant to a confidential treatment request.

ARTICLE 6
THIRD PARTY ROYALTIES
          6.1 Payment of Third Party Royalties.
               (a) Pfizer shall be responsible for all royalties payable to third parties based on sales of the Product in the ROW Territory. For the avoidance of doubt, in the event that any withholding or other taxes are payable by Pfizer on any such payments due to the Eyetech Third Party Licensors with respect to sales in the ROW Territory, then Pfizer shall make such tax payments in addition to making the payments to Eyetech set forth in the immediately preceding sentence. If any withholding or other taxes are payable by Eyetech on any such payments due to the Eyetech Third Party Licensors with respect to sales in the ROW Territory, and such taxes are not deductible from the royalty payments due to the Eyetech Third Party Licensors, then Pfizer shall pay to Eyetech an additional amount equal to such taxes. Pfizer shall indemnify Eyetech and its Affiliates and their respective directors, officers, employees and agents from and against any liability with respect to withholding or other taxes that are payable by Pfizer or Eyetech on any royalty payments due to Eyetech Third Party Licensors with respect to sales in the ROW Territory. The Parties shall establish such procedures as are reasonably necessary to permit them to reconcile Eyetech’s actual payments to the Eyetech Third Party Licensors with Pfizer’s payments to Eyetech under this Section 6.1. Notwithstanding the foregoing provisions of this Section 6.1, Pfizer shall not have any responsibility for withholding taxes that become payable solely as a result of an assignment by Eyetech of Eyetech’s rights to receive payments from Pfizer to an Affiliate of Eyetech or other third party.
               (b) With respect to Pfizer’s responsibility for the payments of royalties payable by Eyetech to Eyetech Third Party Licensors payable based on Net Sales of the Product in the ROW Territory, Eyetech shall send Pfizer an invoice that shall be based on Pfizer’s report of Net

Sales pursuant to Section 6.2, and Pfizer will pay the amount reflected on such invoice within ** after such invoice is delivered by Eyetech. For the purposes of determining the amount of third party royalties due for the relevant Pfizer Quarter, the amount of Net Sales in any foreign currency shall be converted by Pfizer into United States dollars in a manner consistent with Pfizer’s normal practices used to prepare its audited financial reports; provided that such practices use a widely accepted source of published exchange rates.
          6.2 Net Sales Reports. Pfizer shall provide Eyetech with a report of Net Sales with respect to each Pfizer Quarter within ** after the end of each calendar quarter, which report shall identify, on a country-by-country basis, the Product and the Net Sales of each such Product; ** . Net Sales reports shall be kept confidential by Eyetech and not disclosed to any other party other than Eyetech Third Party Licensors and their respective accountants and Boards of Directors.
ARTICLE 7
PAYMENT TERMS; RECORD-KEEPING; AUDIT RIGHTS
          7.1 Payment Currency. All amounts due under this Agreement shall be paid to the designated Party in United States dollars.
          7.2 Payments. All payments under this Agreement shall be made on or before the due date by electronic transfer in immediately available funds to the respective account designated in writing by each Party at least five (5) Business Days before the payment is due. All payments under this Agreement shall bear interest from the date due until paid at a rate equal to the prime rate of Citibank, NA as announced on the date such payment was due plus three percent (3%), compounded on a calendar quarterly basis. In addition, the Party liable for late payment shall reimburse the other Party for all reasonable costs and expenses, including without limitation reasonable attorneys’ fees and legal expenses, incurred in the collection of late payments.

**	This portion has been redacted pursuant to a confidential treatment request.

          7.3 Books and Records. Each Party shall keep comprehensive books and records relating to this Agreement in accordance with GAAP. Such books and records shall include all information subject to audit pursuant to Section 7.4 including all expenses incurred or paid and any other costs incurred for which the other Party is responsible pursuant to this Agreement, and in the case of Pfizer, all books and records setting forth gross sales and Net Sales in the ROW Territory. All such books and records shall be maintained for three (3) Years following the relevant Year or such longer period as is required by Law.
          7.4 Audits. These audit and adjustment provisions apply with respect to all payments due from one Party to another pursuant to this Agreement. Each Party shall have the right to have the applicable books and records of the other Party audited by a nationally recognized independent certified public accountant, selected by a Party (as to which firm the other Party has no reasonable objection), under appropriate confidentiality provisions reasonably acceptable to the accounting firm conducting the audit, for the sole purpose of verifying the accuracy of all financial, accounting and numerical information and calculations under this Agreement. Any such audit shall be conducted no more than once each Year during the term of this Agreement, shall be limited to payments due within the prior three (3) Years, and shall be conducted upon at least thirty (30) days’ advance notice during normal business hours and in a manner that does not interfere unreasonably with the business of the audited entity. The results of any such audit shall be delivered in writing to each Party and shall be binding absent manifest error. Any underpayment or overbilling determined by such audit shall promptly be paid or refunded by the audited Party. If the audited Party has underpaid or overbilled amounts due under this Agreement by more than five percent (5%) over any reporting period, the audited Party shall also reimburse the other Party for the cost of such audit (with the cost of the audit to be paid by the auditing Party in all other cases), plus interest at the interest rate set forth in Section 7.2, from the date of any such underpayment or overpayment.
ARTICLE 8
CONFIDENTIALITY AND PUBLICITY
          8.1 Confidentiality. During the term of this Agreement and for ** after the termination of this Agreement, each Party shall maintain Confidential Information provided by the other Party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose other than as permitted under this Agreement. The receiving Party shall have the right to disclose Confidential Information received from the other Party to Governmental Authorities to the extent reasonably required or desirable to secure approval for marketing of the Product (provided that the receiving Party shall use reasonable efforts to secure confidential treatment thereof), and to preclinical and clinical investigators where reasonably necessary or desirable for their information to the extent normal and usual in the custom of the trade and under a confidentiality agreement with provisions governing confidentiality and non-use substantially the same as those contained herein.
          8.2 Publicity Related to this Agreement. The Parties recognize that each Party may from time to time desire to issue press releases and make other public statements or disclosures regarding the existence or terms of this Agreement. In such event, the Party desiring to issue a press release or make a public statement or disclosure shall provide the other Party with a copy of the proposed press release, statement or disclosure for review and approval in advance, which advance approval shall not be unreasonably withheld, conditioned or delayed. No other public statement or disclosure concerning the existence or terms of this Agreement shall be made, either directly or indirectly, by either Party hereto, without first obtaining the written approval of the

**	This portion has been redacted pursuant to a confidential treatment request.

other Party. Once any public statement or disclosure has been approved in accordance with this Section, then either Party may appropriately communicate information contained in such permitted statement or disclosure. Notwithstanding the foregoing provisions of Section 8.1 or this Section 8.2, a Party may (a) disclose the existence and terms of the this Agreement where required, as reasonably determined by the disclosing Party, by applicable Law, by applicable stock exchange, including Nasdaq, regulation or by order or other ruling of a competent court, and (b) disclose the existence and terms of the this Agreement under obligations of confidentiality to agents, advisors, contractors, investors and sublicensees, and to potential agents, advisors, contractors, investors and sublicensees, in connection with such Party’s activities hereunder and in connection with such Party’s financing activities, provided that, in the case of any such public disclosure, the disclosing Party provides the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release or publication thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text. Furthermore, notwithstanding anything in this Agreement to the contrary, each Party shall have the right to publicly announce or disclose, without having to first submit such announcement for review and/or approval by the other Party, any information concerning such Party’s development and commercialization of the Product in accordance with this Agreement, excluding any information relating to the other Party or any arrangement with the other Party contemplated under this Agreement (unless such information has already been approved by the other Party for public disclosure).
          8.3 Applicability of Obligations to Affiliates, Employees, Directors, Agents, Independent Contractors and Consultants. The confidentiality obligations of the Parties under this Article 8 shall be applicable to Parties, as well as their respective Affiliates, employees, directors, agents, independent contractors and consultants.

ARTICLE 9
PATENTS AND TRADEMARKS
          9.1 Third Party License Agreements. The Parties acknowledge that the provisions of this Article 9 are subject in all respects to the provisions of any license agreements between Eyetech and Eyetech Third Party Licensors and the obligations of Eyetech and the rights of Pfizer under this Article 9 are limited accordingly. Eyetech and Pfizer shall, within the foregoing constraints, cooperate in the continued prosecution and maintenance by Eyetech or Gilead of the Eyetech Patent Rights listed on Schedule 1.21 and licensed to Eyetech by Gilead.
          9.2 Disclosure of Patent Applications and Proceedings. Eyetech shall disclose to Pfizer, within a reasonable time period prior to filing thereof, (i) the complete texts of all national stage entry, continuation or divisional patent applications within the Eyetech Patent Rights contemplated to be filed in the ROW Territory by Eyetech, or by Eyetech’s licensors to the extent Eyetech is permitted to provide such texts to Pfizer under the terms of Eyetech’s agreements with such licensors, and (ii) the complete texts of all US patent applications corresponding to the Eyetech Patent Rights in the ROW Territory set forth in clause (i) above contemplated to be filed in the US Territory by Eyetech, or by Eyetech’s licensors to the extent Eyetech is permitted to provide such texts to Pfizer under the terms of Eyetech’s agreements with such licensors. Pfizer shall have the right to review all such applications and make recommendations to Eyetech concerning such applications, as well as the texts of any filed patent applications, information received concerning the institution or possible institution of any opposition, revocation or any official proceeding involving patents and patent applications within the Eyetech Patent Rights prosecuted and/or maintained by Eyetech, or by Eyetech’s licensors to the extent Eyetech receives such information, anywhere in the ROW Territory. Pfizer shall have the right to review all such applications and other proceedings and make recommendations to Eyetech, and to Eyetech’s licensors if permitted under the terms of Eyetech’s agreements with such licensors, concerning such applications and proceedings and their conduct. Eyetech agrees, subject to any limitations set forth in Eyetech’s agreements with Eyetech’s licensors, to keep Pfizer promptly and fully informed of the course of such patent prosecution and other proceedings including by providing Pfizer with copies of all substantive communications submitted to or received from patent offices throughout the ROW Territory and the US Territory. Pfizer shall provide such patent consultation at no cost to Eyetech or its licensors, and shall hold all information disclosed to it under this Section 9.2 as confidential subject to the provisions of Article 9 of this Agreement.
          9.3 Prosecution and Maintenance; Costs.
               (a) Eyetech shall not abandon any Eyetech Patent Rights in the ROW Territory with respect to which Eyetech controls prosecution and maintenance activities, either directly or through step-in rights granted to Eyetech in any third party license agreement, without at least 60 days’ prior notice of such abandonment to Pfizer. If Eyetech decides to abandon any such Eyetech Patent Rights in the ROW Territory, Pfizer shall have the option to continue the prosecution and maintenance of such Eyetech Patent Rights in Eyetech’s name at Pfizer’s expense, subject to any limitations set forth in Eyetech’s agreements with Eyetech’s licensors. If Pfizer desires that Eyetech file any application within the Eyetech Patent Rights for a patent in specific countries in the ROW Territory, or file any patent applications in the ROW Territory on improvements and variations upon inventions disclosed in the Eyetech Patent Rights and relating to the Product, Pfizer shall advise Eyetech of such countries or improvements, variations or inventions, as the case may be. Eyetech shall consider Pfizer’s request in good faith and, unless Eyetech does not possess all legal rights necessary to make such filing, Eyetech shall file the requested patent application, and Pfizer shall pay all reasonable expenses, including reasonable fees for patent counsel, for filing and for prosecuting such requested patent applications. Pfizer shall have reasonable access to all documentation, filings and communications to or from the respective patent offices in the ROW Territory with respect to such Eyetech Patent Rights, and shall be kept advised as to the status of all pending applications to the extent pertaining to the Product in the ROW Territory and to the extent Eyetech is able to provide such access, it being understood that all such documentation, filings and communications shall constitute Confidential Information of Eyetech. Pfizer shall be responsible for all of the Parties’ patent prosecution and maintenance costs relating to the Eyetech Patent Rights in the ROW Territory. Pfizer shall reimburse Eyetech for all such ROW Territory costs within thirty (30) days after receiving any invoice from Eyetech for such costs.
               (b) With respect to Joint Patent Rights, the Parties agree to select outside counsel acceptable to both Parties to file, prosecute and maintain such Joint Patent Rights in both Parties’ names. Such outside counsel shall provide both Parties with copies of all substantive correspondence and other communications from and with opportunities to review and comment in advance on all substantive correspondence to and filings with any patent office relating to the filing, prosecution and maintenance of such Joint Patent Rights. The costs, fees and expenses related to the filing, prosecution and maintenance of Joint Patent Rights in the US Territory shall be paid by Eyetech and in the ROW Territory shall be paid by Pfizer.
          9.4 Third Party Infringement Actions.
               (a) If any third party shall in the reasonable opinion of either Party, within any country in the ROW Territory, infringe any Eyetech Patent Rights through infringing activities in the Field, the Party learning of such infringement shall promptly notify the other Party and provide it with any available evidence of such possible infringement. As between Pfizer and Eyetech, and subject to any rights retained by Eyetech’s licensors, Pfizer shall have the first right to bring suit and to take action against such infringer in its own name, or in the name of Eyetech (or Eyetech’s licensor, to the extent Eyetech possesses the rights necessary to enable Pfizer to join such licensor under the terms of Eyetech’s license agreement with such licensor; provided that Eyetech shall have no liability for any failure of such licensor to appear or cooperate in such action) where necessary, in which case Pfizer shall control the prosecution of any such suit or claim, including without limitation the choice of counsel, and shall have the exclusive right to settle or dispose of any such suit or claim. Notwithstanding anything to the contrary in this Section 9.4, but subject to any legal obligations of Eyetech to its licensors with respect to Eyetech Patent Rights, if Pfizer fails to initiate a suit or take other appropriate action that it has the initial right to initiate or take pursuant to this Section 9.4 within ninety (90) days after becoming aware of the basis for such suit or action, then Eyetech may, in its discretion, provide Pfizer with written notice of Eyetech’s intent to initiate a suit or take other appropriate action. If Eyetech provides such notice and Pfizer fails to initiate a suit or take such other appropriate action within thirty (30) days after receipt of such notice from Eyetech, then Eyetech shall have the right to initiate a suit or take other appropriate action that it believes is reasonably required to protect the intellectual property rights at issue. The proceeds of any recovery, court award or settlement of such action shall, after any required payments to Eyetech’s licensors, first be applied to reimburse the Parties for the costs and expenses of such prosecution and the balance shall be paid to the Party that initiated the suit or action.
               (b) If any third party shall in the reasonable opinion of either Party, within any country in the other Party’s Territory, infringe any Joint Patent Rights through the manufacture, use, offer for sale, sale or importation of a product that is, or is reasonably likely to be, competitive with any Product that such other Party has rights to commercialize in such other Party’s Territory, such Party shall promptly notify the other Party and provide it with any available evidence of such possible infringement. The Party having rights to commercialize the applicable Product in such Territory shall have the right to bring a suit or take other appropriate action with respect to such infringement of Joint Patent Rights in such Territory. The proceeds of any recovery, court award or settlement of such action shall be paid to the Party that initiated such suit or action.
          9.5 Patent Term Extensions. The Parties shall cooperate, if necessary and appropriate, with each other in gaining patent term extension wherever applicable to Eyetech Patent Rights in the ROW Territory. The Parties shall, if necessary and appropriate, use reasonable efforts to agree upon a joint strategy relating to patent term extensions, but, in the absence of mutual agreement, Pfizer will have final decision-making authority over extension of any Eyetech Patent Right in the ROW Territory. Pfizer shall be responsible for the costs of seeking and/or obtaining patent term extensions relating to such Eyetech Patent Rights in the ROW Territory.
          9.6 Product Labeling. In the ROW Territory, subject to Section 9.8, Pfizer shall be the only Party identified on all Product package inserts, trade packages, packaging, samples, and marketing and promotional materials.
          9.7 Pfizer Trademark. For a period not to exceed ** after the Restatement Date, except with respect to Product inventory and packaging for, or any materials or articles accompanying or affixed to, the Product existing or in-process as of the Restatement Date (collectively, “Packaging Materials”), for which such period shall not exceed ** after the Restatement Date, Pfizer grants to Eyetech the non-exclusive right, free of charge, to use the Pfizer name and logo in the US Territory solely in connection with the packaging, sale, marketing, advertising, disposition and distribution of Product, Packaging Materials or advertising and promotional materials, in each case that were in existence as of the Restatement Date, but only to the extent the Pfizer name and logo were used by Eyetech for such purposes prior to the Restatement Date in connection with the Product. The

**	This portion has been redacted pursuant to a confidential treatment request.

purpose of the license granted in this Section 9.7 is to provide Eyetech with a reasonable transitional period in which to prepare materials for the packaging, sale, marketing, advertising, disposition and distribution of the Product in the US Territory that do not contain the Pfizer name or logo. Eyetech agrees to use its commercially reasonable efforts to discontinue its use of Pfizer’s name and logo as soon as commercially practicable after the Restatement Date.
          9.8 Trademarks. For the term of this Agreement, Eyetech grants to Pfizer the non-exclusive right, free of charge, to use the Trademarks in the ROW Territory solely for purposes of marketing and promoting Product in the ROW Territory in accordance with this Agreement. For a period of ** after the Reinstatement Date, Eyetech also grants to Pfizer the non-exclusive right, free of charge, to use the Eyetech name and logo in the ROW Territory solely for purposes of packaging, distributing, marketing and promoting Product in the ROW Territory in accordance with this Agreement, but only to the extent that (a) the Eyetech name and logo were used by Pfizer for such purposes prior to the Restatement Date in connection with the Product, and (b) Pfizer uses its commercially reasonable efforts to discontinue its use of the Eyetech name and logo as soon as commercially practicable after the Restatement Date. If Pfizer reasonably determines that, despite such commercially reasonable efforts, applicable Law in the ROW Territory requires Pfizer to continue to use the Eyetech name and logo beyond the ** period, then such ** period shall be extended until such time as Pfizer is able to discontinue Pfizer’s use of the Eyetech name and logo in the ROW Territory without violating applicable Law, provided, that Pfizer shall continue to use commercially reasonable efforts to effect such discontinuance, including without limitation obtaining all required approvals from Regulatory Authorities or Governmental Authorities in the ROW Territory, as soon as commercially practicable within such extended period of time.

**	This portion has been redacted pursuant to a confidential treatment request.

          9.9 Trademark Ownership. Eyetech shall remain the owner of the Eyetech name and logo and the Trademarks and the goodwill pertaining thereto, and Pfizer shall remain the owner of the Pfizer name and logo and the MACUVERSE trademark and the goodwill pertaining thereto. Eyetech shall be solely responsible for registering and maintaining the Eyetech name and logo and the Trademarks in the ROW Territory. Except as contemplated herein, Eyetech shall have no rights in or to the Pfizer name or logo or MACUVERSE trademark or the goodwill pertaining thereto. Except as contemplated herein, Pfizer shall have no rights in the Eyetech name or logo or Trademarks or the goodwill pertaining thereto. It is the Parties’ intention to utilize a single trademark for the Product throughout the Territory. Accordingly, Pfizer agrees to use the Trademarks for the Product in the ROW Territory, provided, however, if any Governmental Authority fails to approve MACUGEN as the trademark for the Product, or if Pfizer reasonably determines that use of any of the Trademarks may violate the rights of any third party in the ROW Territory, then the Parties shall jointly select an alternative trademark for the Product in the applicable country in the ROW Territory. In either event, Eyetech shall be solely responsible for registering and maintaining such alternative trademark in the ROW Territory and shall be the owner thereof. Pfizer shall not register or seek to register any of the Trademarks or any alternative trademark selected by the Parties in any country of the ROW Territory. Pfizer shall be responsible for the cost in the ROW Territory of registering and maintaining the Trademarks and any alternative trademark for the Product.
          9.10 Trademark Infringement. Each Party shall promptly notify the other Party of any infringement of or challenge to any Trademarks in the ROW Territory, or of any infringement or alleged infringement of or challenge to any third party trademark in connection with the use of any Trademarks in the ROW Territory, whether actual or threatened, which comes to the notice of such

Party. In respect of the defense and infringement of such Trademarks or third party trademark, as the case may be, in the ROW Territory, as between Pfizer and Eyetech, Pfizer shall have the first right, at its sole cost and expense, to bring suit and to take action against such infringer or challenger or to defend any suits or challenges from a third party, in which case Pfizer shall control the prosecution and/or defense of any such suit or claim, including without limitation, the choice of counsel, and shall have the exclusive right to settle or dispose of any such suit or claim. Eyetech shall provide reasonable assistance and co-operation as Pfizer may reasonably request, at Pfizer’s sole cost and expense. If Pfizer fails to initiate a suit or take other appropriate action that it has the initial right to initiate or take pursuant to this Section 9.10, within ninety (90) days after becoming aware of the basis for such suit or action, then Eyetech may, in its discretion, provide Pfizer with written notice of Eyetech’s intent to initiate a suit or take other appropriate action. If Eyetech provides such notice and Pfizer fails to initiate a suit or take such appropriate action within thirty (30) days after receipt of such notice from Eyetech, then Eyetech shall have the right to initiate a suit or take other appropriate action that it believes is reasonably required to protect the intellectual property rights at issue. The proceeds of any recovery, court award or settlement of such action shall first be applied to reimburse the Parties for the costs and expenses of such prosecution and/or defense and the balance shall be to the Party that initiates such suit or action.
          9.11 Quality Control. Pfizer shall have the right to exercise quality control over Eyetech’s use of the Pfizer name and logo, and Eyetech shall have the right to exercise quality control over Pfizer’s use of the Eyetech name and logo and the Trademarks, in each instance to a degree necessary to maintain the validity of the licensed trademarks and to protect the goodwill associated therewith. Each Party acknowledges that the quality of the Product sold by the other Party immediately prior to the Restatement Date (and associated packaging, marketing, and advertising materials) is adequate for this purpose. Accordingly, each Party shall, in its packaging, sale, marketing, advertising, disposition and distribution of the Product adhere to a level of quality consistent with the level in effect for the packaging, sale, marketing, advertising, disposition and distribution of the Product by such Party immediately prior to the Restatement Date.
          9.12 Joint Inventions. The Parties shall jointly own all inventions (a) conceived jointly by employees, agents and consultants of Eyetech, on the one hand, and employees, agents and consultants of Pfizer, on the other hand, during the term of this Agreement, or (b) conceived by consultants engaged jointly by Eyetech and Pfizer during the term of this Agreement in the course of such consultants’ joint engagement (“Joint Inventions”). Subject to the licenses and other provisions of this Agreement, each Party shall have the unrestricted right to use and license Joint Inventions without obtaining consent from, or accounting to, the other Party. For purposes of determining whether an invention is a Joint Invention, questions of inventorship shall be resolved in accordance with United States patent laws.
ARTICLE 10
REPRESENTATIONS, WARRANTIES AND COVENANTS
          10.1 Eyetech Representations and Warranties. Eyetech hereby represents and warrants, as of the date hereof, to Pfizer as follows:
               (a) Eyetech has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Eyetech have been duly and validly authorized and approved by proper corporate action on the part of Eyetech, and Eyetech has taken all other action required by Law, its certificate of incorporation or by-laws or any agreement to which it is a party or by which it or its assets are bound required to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery on the part of Pfizer, this Agreement constitutes a legal, valid and binding obligation of Eyetech, enforceable against Eyetech in accordance with its respective terms.
               (b) The execution and delivery of this Agreement by Eyetech and the performance by Eyetech contemplated hereunder will not violate any ordinance, Law, decree or government regulation or any order of any court or other governmental department, authority, agency or instrumentality therein.
               (c) Neither the execution and delivery of this Agreement nor the performance hereof by Eyetech requires Eyetech to obtain any permits, authorizations or consents from any governmental body or from any other person, firm or corporation, and such execution, delivery and performance will not result in the breach of or give rise to any termination of any agreement or contract to which Eyetech may be a party which relates to the Eyetech Patent Rights, Eyetech Technical Information, the Compound or the Product.
               (d) There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the best knowledge of Eyetech, threatened against Eyetech or its Affiliates in connection with the Compound, the Product or any Eyetech Patent Rights or against or relating to the transactions contemplated by this Agreement
          10.2 Pfizer Representations and Warranties. Pfizer hereby represents and warrants, as of the date hereof, to Eyetech as follows:
               (a) Pfizer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Pfizer have been duly and validly authorized and approved by proper corporate action on the part of Pfizer, and Pfizer has taken all other action required by Law, its certificate of incorporation or by-laws or any agreement to which it is a party or by which it or its assets are bound required to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery on the part of Eyetech, this Agreement constitutes a legal, valid and binding obligation of Pfizer, enforceable against Pfizer in accordance with its respective terms.
               (b) The execution and delivery of this Agreement and the performance by Pfizer contemplated hereunder will not violate any state, federal or other statute or regulation or any order of any court or other governmental department, authority, agency or instrumentality therein.
               (c) There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or relating to or, to the knowledge of Pfizer, threatened against Pfizer in connection with or relating to the transactions contemplated by this Agreement, and assuming the accuracy of the representations and warranties of Eyetech contained herein, Pfizer is unaware and has no reason to be aware of any basis for the foregoing.
               (d) Neither the execution and delivery of this Agreement nor the performance hereof by Pfizer requires Pfizer to obtain any permits, authorizations or consents from any governmental body or from any other person, firm or corporation and such execution, delivery and performance will not result in the breach of or give rise to any termination of any agreement or contract to which Pfizer may be a party, except that which would not reasonably be expected to adversely affect the ability of Pfizer to perform its obligations under this Agreement.
          10.3 Eyetech Covenants. Eyetech covenants and agrees that, subject to Pfizer’s and its sublicensees’ performance of their obligations under this Agreement (including such obligations relating to third party royalties), Eyetech shall use commercially reasonable efforts to maintain the

Isis License, Gilead License and Nektar License in good standing and not to take any actions (or omit or fail to take any actions) which would result in a breach of any of such license agreements. Eyetech agrees that it shall not amend, modify or supplement any of the Isis License, Gilead License or Nektar License in any manner that would adversely affect Pfizer’s rights under this Agreement without the consent of Pfizer. In addition, Eyetech shall not sell, assign, convey, pledge, hypothecate or otherwise transfer any of the Isis License, Gilead License or Nektar License or Eyetech’s rights or obligations thereunder, or otherwise make any commitments or offers in a manner that conflicts with Pfizer’s rights hereunder without the consent of Pfizer. Eyetech shall immediately notify Pfizer upon receipt by Eyetech or its Affiliates of any notice from Gilead, Isis or Nektar of such party’s intent to terminate Eyetech’s rights, exercise its respective rights or remedies thereunder, or otherwise take any action that may adversely affect Pfizer’s rights under this Agreement.
          10.4 No Consequential or Punitive Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 10.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT WITH RESPECT TO THIRD PARTY CLAIMS.

ARTICLE 11
INDEMNIFICATION
          11.1 General Indemnification in Favor of Pfizer.
               (a) Eyetech shall indemnify, defend and hold Pfizer Parties harmless from and against any and all Losses incurred, suffered or sustained by Pfizer Parties or to which Pfizer Parties become subject, arising out of or resulting from:
                    (i) any misrepresentation or breach of any representation, warranty, covenant or agreement made by Eyetech in this Agreement; or
                    (ii) any third party claims, actions, suits, proceedings, liabilities or obligations (“Third Party Claims”) arising out of or resulting from:
                         (aa) any misrepresentation or breach of any representation, warranty, covenant or agreement made by Eyetech in this Agreement; or
                         (bb) the advertising, promotion, distribution, manufacture, use, sale or importation of the Product by or on behalf of Eyetech or any of its Affiliates or licensees (except Pfizer), including without limitation all Third Party Claims involving death or bodily injury caused or allegedly caused by such use or sale of the Product; or
                         (cc) the gross negligence, recklessness or willful misconduct of Eyetech Parties in connection with Eyetech’s performance of this Agreement.
For purposes of this Article 11, “Pfizer Parties” means Pfizer and its Affiliates and their respective agents, directors, officers and employees.

               (b) None of the indemnities in Section 11.1(a) shall apply to the extent that any Loss is the result of any breach of this Agreement by Pfizer or of any gross negligence, recklessness or willful misconduct of Pfizer Parties.
          11.2 General Indemnification in Favor of Eyetech.
               (a) Pfizer shall indemnify, defend and hold Eyetech Parties harmless from and against any and all Losses incurred, suffered or sustained by Eyetech Parties or to which Eyetech Parties become subject, arising out of or resulting from:
                    (i) any misrepresentation or breach of any representation, warranty, covenant or agreement made by Pfizer in this Agreement; or
                    (ii) any Third Party Claims arising out of or resulting from:
                         (aa) any misrepresentation or breach of any representation, warranty, covenant or agreement made by Pfizer in this Agreement; or
                         (bb) the advertising, promotion, distribution, manufacture, use, sale or importation of the Product by or on behalf of Pfizer or any of its Affiliates or licensees (except Eyetech), including without limitation all Third Party Claims involving death or bodily injury caused or allegedly caused by such use or sale of the Product; or
                         (cc) the gross negligence, recklessness or willful misconduct of Pfizer Parties in connection with Pfizer’s performance of this Agreement.
For purposes of this Article 11, “Eyetech Parties” means Eyetech and its Affiliates and their respective agents, directors, officers and employees.

               (b) None of the indemnities in Section 11.2(a) shall apply to the extent that any Loss is the result of any breach of this Agreement by Eyetech or of any gross negligence, recklessness or willful misconduct of Eyetech Parties.
ARTICLE 12
TERM
          12.1 This Agreement shall be effective as of the date first set forth above and shall remain in effect until terminated pursuant to Article 13.
ARTICLE 13
TERMINATION
          13.1 Termination for Convenience. Pfizer shall have the right to terminate this Agreement at any time for any reason in its sole discretion upon written notice to Eyetech, such termination to be effective sixty (60) days after the date of such notice.
          13.2 Termination for Breach. If either Pfizer or Eyetech materially breaches or materially defaults in the performance or observance of any of the provisions of this Agreement, such breach or default has a material adverse effect on the benefits reasonably anticipated by the non-breaching Party, and such breach or default is not cured within ninety (90) days after the giving of notice by the other Party specifying such breach or default, then the other Party shall have the right to terminate this Agreement forthwith, such termination to be effective upon the expiration of such ninety (90)-day notice period. For the purpose of this Section 13.2, a material breach or material default in the performance of any of the provisions of this Agreement shall include a material inaccuracy in any warranty or representation contained herein.
          13.3 Effects of Termination. Upon any termination of this Agreement:
               (a) the licenses set forth in Sections 3.1 and 9.8 shall terminate;
               (b) the rights and licenses set forth in Sections 3.2 and 9.7 shall survive;

               (c) Eyetech’s right to receive all third party royalty payments due and owing under Article 5 hereof as of the effective date of such termination shall survive;
               (d) each Party’s right to recover against the other Party for any breaches of any representations, warranties, covenants and agreements of such other Party under this Agreement as of the effective date of such termination shall survive;
               (e) the provisions of Sections 7.3, 7.4, and this Section 13.3, and Articles 8, 11 and 14, shall survive;
               (f) Pfizer shall promptly and in no event later than sixty (60) days after termination (i) transfer to Eyetech ownership of all governmental or regulatory filings and approvals relating to Product (including, without limitation, any marketing approvals), (ii) deliver to Eyetech all pre-clinical and clinical data and information in Pfizer’s possession or control relating to the Product, (iii) deliver to Eyetech copies of all reports, records, regulatory correspondence and other materials in Pfizer’s possession or control relating to the pre-clinical and clinical development, regulatory approval, manufacture, distribution and sales of Product, including without limitation all information contained in the centralized global safety database established and maintained by Pfizer, and (iv) deliver to Eyetech all data and information relating to process conditions, in-process controls, analytical methodology and formulation, in each case as developed by Pfizer and relating to the manufacturing of Product, solely for use in connection with the Product;
               (g) if requested by Eyetech, assign to Eyetech, subject to any required third party consents, any agreement that Pfizer has with a Bulk Drug Substance Supplier(s), Fill and Finish Services Supplier(s), or supplier of any Product Components, with respect to the manufacture of the Product. Pfizer and Eyetech will each use commercially reasonable efforts (but will not be required to make any payments or commence litigation) to obtain any such third party consent(s) necessary for such requested assignment(s). If Eyetech requests that Pfizer obtain any required third party consent and the third party from whom such consent is required refuses to grant the consent or makes any such consent conditional upon payment of additional fees or upon the assumption of additional obligations or liabilities by Pfizer, then Pfizer shall not be required to continue to seek such consent but will use commercially reasonable efforts, at no incremental cost to Pfizer, to provide to Eyetech the benefit of such agreement.
               (h) Pfizer shall permit Eyetech, at Eyetech’s option, to purchase, at Pfizer’s Costs, all or any part of Pfizer’s unsold inventory of Product Components, work-in-progress Product and finished Product as of the effective date of termination, provided that, Pfizer shall not be required to sell to Eyetech inventories of Product Components and work-in-progress Product that Pfizer needs to satisfy its obligations under Section 13.3(g); and
               (i) unless this Agreement expressly provides that termination shall be the sole and exclusive remedy for a particular breach hereof, either Party’s right to commence an action, suit or other proceeding claiming breach of this Agreement by the other Party shall survive termination.
          Upon any termination of this Agreement, each Party shall promptly return to the other Party or destroy all written Confidential Information, and all copies thereof, of such other Party.
ARTICLE 14
DISPUTE RESOLUTION
          14.1 Arbitration. Any dispute relating to any amounts payable by one Party to the other pursuant to Section 5, third party royalties payable by Pfizer on sales of Product in the ROW Territory, or any audit conducted pursuant to Section 7.4 shall be resolved through binding arbitration as follows:

               (a) A Party may submit such dispute to arbitration by notifying the other Party, in writing, of such dispute. Within thirty (30) days after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such 30-day period, the arbitrator shall be selected by the New York, New York office of the American Arbitration Association (the “AAA”). The arbitrator shall be a lawyer knowledgeable and experienced in the law concerning the subject matter of the dispute, and shall not be an Affiliate, employee, consultant, officer, director or stockholder of any Party.
               (b) Within thirty (30) days after the designation of the arbitrator, the arbitrator and the Parties shall meet, at which time the Parties shall be required to set forth in writing all disputed issues and a proposed ruling on the merits of each such issue.
               (c) The arbitrator shall set a date for a hearing, which shall be no later than thirty (30) days after the submission of written proposals pursuant to Section 14.1(b), to discuss each of the issues identified by the Parties. The Parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the AAA; provided, however, that the Federal Rules of Evidence shall apply with regard to the admissibility of evidence.
               (d) The arbitrator shall use his or her best efforts to rule on each disputed issue within thirty (30) days after the completion of the hearings described in Section 14.1(c). The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties.

               (e) The (i) attorneys’ fees of the Parties in any arbitration, (ii) fees of the arbitrator and (iii) costs and expenses of the arbitration shall be borne by the Parties as determined by the arbitrator.
               (f) Any arbitration pursuant to this Section 14.1 shall be conducted in New York, New York. Any arbitration award may be entered in and enforced by a court in accordance with Section 15.4.
          14.2 No Limitation. Nothing in Section 14.1 shall be construed as limiting in any way the right of a Party to seek a temporary restraining order or preliminary injunction with respect to any actual or threatened breach of this Agreement from, or to bring an action in aid of arbitration in, a court in accordance with Section 15.4. Should any Party seek a temporary restraining order or preliminary injunction, then for purposes of determining whether to grant such temporary restraining order or preliminary injunction, the dispute underlying the request for such temporary restraining order or preliminary injunction may be heard by a court in accordance with Section 15.4.
ARTICLE 15
MISCELLANEOUS
          15.1 Force Majeure. No Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and no Party shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of such Party.
          15.2 Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the written consent of the other Party; provided, however, either Party may, without such consent, assign this Agreement, in whole or in part: (i) to any of its respective Affiliates; provided that such Party shall remain jointly and severally liable with such Affiliate in respect of all obligations so assigned and such Affiliate has acknowledged and confirmed in writing that effective as of such assignment or other transfer, such Affiliate shall be bound by this Agreement as if it were a Party to it as and to the identical extent applicable to the transferor; (ii) any successor in interest by way of merger, acquisition or sale of all or substantially all of its assets relating to the business to which the Product relates, provided that such successor agrees in writing to be bound by the terms of this Agreement as if it were the assigning Party.
          15.3 Governing Law. This Agreement shall be governed by the laws of the State of New York without regard to its conflict of laws provisions.
          15.4 Jurisdiction. Except with respect to disputes arising out of audits conducted pursuant to Section 7.4 or with respect to payment disputes, which shall be resolved through binding arbitration in accordance with Article 14, each Party (a) irrevocably submits to the exclusive jurisdiction in the United States District Court for the Southern District of New York and any State courts sitting in New York, New York (collectively, the “Courts”), for purposes of any action, suit or other proceeding arising out of this Agreement, and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party.
          15.5 Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address below and shall be: (a) delivered personally; (b) sent by registered or certified mail, return receipt requested, postage prepaid; (c) sent via a reputable nationwide overnight courier service; or (d) sent by facsimile transmission. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service, or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a Business Day; otherwise, on the next Business Day following such transmission). Notices shall be addressed as follows:

If to Pfizer:	If to Eyetech:

PFIZER INC.	(OSI) EYETECH, INC.
235 East 42nd Street	140 E. Hanover Avenue
New York, New York 10017-5755	Cedar Knolls, New Jersey 07927

Fax: **	Fax: **

Attention: President, Worldwide	Attention: President
Pharmaceutical Operations

with a copy to:	with a copy to:

PFIZER INC.	WILMER CUTLER PICKERING
235 East 42nd Street	HALE AND DORR LLP
New York, New York 10017-5703	60 State Street
Attn.: Senior Vice President and Associate	Boston, Massachusetts 02109
General Counsel	Attn.: Steven D. Barrett, Esq.

Fax: **	Fax: **
Either Party may change its address by giving notice to the other Party in the manner provided above.
          15.6 Entire Agreements; Amendments. This Agreement and the other Transaction Agreements collectively set forth the complete understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings relating to such subject

**	This portion has been redacted pursuant to a confidential treatment request.

matter, including, without limitation, the Prior Agreements. None of the terms of this Agreement shall be amended, supplemented or modified except in writing signed by the Parties hereto. If any applicable court of competent jurisdiction determines this Agreement to be executory in nature, such agreement shall otherwise be deemed to be, for purposes of Section 365 (n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code.
          15.7 Severability. If and solely to the extent that any provision of this Agreement shall be invalid or unenforceable, or shall render this entire Agreement to be unenforceable or invalid, such offending provision shall be of no effect and shall not effect the validity of the remainder of this Agreement or any of its provisions; provided, however, the Parties shall use their respective reasonable efforts to renegotiate the offending provisions to best accomplish the original intentions of the Parties.
          15.8 Waivers. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party or Parties waiving such term or condition. Neither the waiver by any Party of any term or condition of this Agreement nor the failure on the part of any Party, on one or more instances, to enforce any of the provisions of this Agreement or to exercise any right or privilege, shall be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

          15.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.
          15.10 Further Assurances. Following the date hereof, Eyetech and Pfizer shall and, to the extent this Agreement expressly imposes obligations on its Affiliates, each Party shall cause each of its respective Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary or otherwise reasonably requested by Pfizer or Eyetech, to confirm and assure the rights and obligations provided for in this Agreement, and render effective the consummation of the transactions contemplated thereby.
          15.11 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party including any creditor of either Party. No third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.
          15.12 Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.
          15.13 Counterparts. This Agreement may be executed in any two or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.
          15.14 Headings. Headings in this Agreement are included herein to ease of reference only and shall have no legal effect. References to Sections, Schedules and Exhibits are to Sections, Schedules and Exhibits of this Agreement unless otherwise specified.

          15.15 Offset. All amounts due and payable from Pfizer to Eyetech pursuant to this Agreement are subject to offset in respect of the amount of any liabilities of Eyetech paid by Pfizer to Gilead pursuant to Section 3 of the Stand-By License Agreement between Pfizer and Gilead dated December 13, 2002.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Parties hereto have caused this Amended and Restated License Agreement to be executed as of the Restatement Date by their duly authorized officers.

PFIZER INC.		(OSI) EYETECH, INC.

By:	/s/ Susan Silbermann	By:	/s/ Paul G. Chaney

Name:	Susan Silbermann	Name:	Paul G. Chaney

Title:	S.V.P. WW Commercial Development	Title:	President

SCHEDULES TO AMENDED AND RESTATED LICENSE AGREEMENT
BETWEEN (OSI) EYETECH, INC. AND PFIZER INC.

SCHEDULE 1.12
COMPOUND
**

**	This portion has been redacted pursuant to a confidential treatment request.

SCHEDULE 1.21
EYETECH PATENT RIGHTS

	Application			Publication	Patent
Country	Number	Filing Date	Status	Number	Number	Issue Date
**	**	**	**	**	**	**

**	This portion has been redacted pursuant to a confidential treatment request.

SCHEDULE 4.2
ONGOING CLINICAL TRIALS
**

**	This portion has been redacted pursuant to a confidential treatment request.

SCHEDULE 4.4(c)
ONGOING MARKET RESEARCH ACTIVITIES
**

**	This portion has been redacted pursuant to a confidential treatment request.

SCHEDULE 4.4(e)
US TERRITORY AGREEMENTS
Joint Agreements
•	Amended and Restated Administrative and Technical Services Agreement by and among The Lash Group, Inc., Pfizer Inc. and (OSI) Eyetech, Inc. dated March 1, 2006, as amended by Amendment No. 1 to Amended and Restated Administrative and Technical Services Agreement, dated as of March 1, 2007.

•	Professional Advertising Agency Services Agreement, dated as of January 1, 2004, by and among Pfizer Inc., Eyetech Pharmaceuticals, Inc., and Medicus New York.

•	Public Relations and Communications Services Agreement for MACUGEN®, dated as of January 1, 2006, by and among Pfizer Inc., OSI Pharmaceuticals, Inc. and Daniel J. Edelman, Inc.
Pfizer Agreements
•	Professional Services Agreement, dated as of March 15, 2005, by and between CommGenix, LLC and Pfizer Inc.

SCHEDULE 4.9(b)
MANUFACTURING AND SUPPLY AGREEMENTS
•	Manufacturing and Supply Agreement dated as of November 11, 2003, by and between Degussa Canada Inc. (as successor in interest to Raylo Chemicals Inc.) and Eyetech Pharmaceuticals, Inc.

•	Supply Agreement dated as of October 22, 2004, by and between Eyetech Pharmaceuticals, Inc. and Sigma-Aldrich, Inc. (formerly Proligo, LLC)

SCHEDULE 4.9(c)
CURRENT INVENTORIES AND OTHER COMPONENTS
**

**	This portion has been redacted pursuant to a confidential treatment request.

SCHEDULE 4.9(g)
BUDGET FOR PFIZER CAPITAL EQUIPMENT
AND EXPENDITURES FOR RELATED SERVICES
**

**	This portion has been redacted pursuant to a confidential treatment request.

EXHIBITS TO AMENDED AND RESTATED LICENSE AGREEMENT
BETWEEN (OSI) EYETECH, INC. AND PFIZER INC.

EXHIBIT 1.8
BILL OF SALE
**

**	This portion has been redacted pursuant to a confidential treatment request.

E-1

EXHIBIT 1.65
TRADEMARKS
[Macugen Logo]

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EXHIBIT 5.2(a)
FORM OF QUARTERLY EXPENSE REPORT
**

**	This portion has been redacted pursuant to a confidential treatment request.

E-3